Exhibit 10.3

Exopack Holding Corp.

3070 Southport Road

Spartanburg, SC 29302

August 10, 2011

Jack Knott

73 Brinker Road

Barrington, IL 60010

Re:	Amendment of Offer Agreement

Dear Jack:

As you know, on January 10, 2006, you were awarded the attached Change-in-Control Bonus Opportunity (the “Bonus”) pursuant to an offer letter agreement (the “Offer Agreement”) between you and Exopack Holding Corp. (the “Company”). By its terms, the Bonus is conditioned, among other things, on you being employed by the Company on a Change in Control (as defined therein). In consideration for your acceptance of employment with Sun Capital Advisors, Inc. (“Sun”), the Company hereby waives the requirement that you be an employee of the Company through the date of a Change in Control as a condition to being eligible to receive the Bonus. This waiver is specific only to the condition of employment, does not waive, alter or otherwise change the other conditions set forth in the Bonus, including without limitation how any Bonus payment is to be calculated, and shall be null and void and of no further force or effect in the event that you are not employed by Sun on the effective date of a Change in Control.

Further, it is hereby agreed that your Separation Benefit Agreement, dated as of January 10, 2006 and as amended to date, by and among the Company, CPG Finance, Inc. (“CPG”) and you, is hereby terminated and neither you, on the one hand, nor the Company, CPG or any of their respective affiliates, on the other hand, have any continuing rights or obligations thereunder.

Please acknowledge your receipt and acceptance of the terms of this amendment to the Offer Agreement by signing below and returning a copy to the undersigned.

Sincerely,

Acknowledged and accepted
EXOPACK HOLDING CORP.		as of this 10th day of August, 2011:

By:	/s/ Eric M. Lynch	/s/ Jack Knott
Name:	Eric M. Lynch	Jack Knott
Title:	Chief Financial Officer

CPG FINANCE, INC.

By:	/s/ Eric M. Lynch
Name:	Eric M. Lynch
Title:	Chief Financial Officer